Exhibit 99.1

Digirad Corporation Reports Third-Quarter 2008 Financial Results

Revenue Growth Driven by Product Sales and Centers of Influence;
Operating Margin, Net Margin Continue Quarterly Improvement

POWAY, Calif.— October 23, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and services to physicians’ offices, hospitals and imaging centers, today reported financial results for its third-quarter ended September 30, 2008.

Chief Executive Officer Todd Clyde stated: “I’m pleased to announce third quarter consolidated revenues reached a record level of $20.2 million. This was driven by solid camera sales and growth in our Digirad Imaging Solutions’ (DIS) centers of influence locations.”

Clyde said that the Company’s product division also achieved a milestone of profitability in the quarter and also stated the revenue generated from the centers of influence strategy is an indication of emerging success of this other key initiative.

“Looking forward, we will focus our efforts on attaining profitability and generating positive cash flow,” Clyde added. “We will also continue to invest in our product technology platform and the customer service capabilities of our mobile imaging services.”

Third-Quarter Highlights:

•
Total revenue rose to a record $20.2 million, compared to $18.8 million in third-quarter 2007. DIS revenues grew to $14.0 million from $13.5 million in third-quarter 2007, and product sales increased to $6.2 million from $5.3 million in third-quarter 2007. Total revenue for the first and second quarters of 2008 was $18.3 million and $19.9 million, respectively.

•
Gross profit was $4.8 million, or 24 percent of revenue, compared to $4.8 million, or 25 percent, in third-quarter 2007. Gross margin for the first and second quarters of 2008 was 24 percent and 23 percent, respectively.

•
Operating expenses were $5.8 million, or 29 percent of revenue, compared to $5.7 million, or 31 percent of revenue, in third-quarter 2007. Operating expenses for the first and second quarters of 2008 were $6.1 million and $6.0 million, respectively.

•
Net loss was $869,000, or $(0.05) per share, compared to net loss of $588,000, or $(0.03) per share, in third-quarter 2007; the increase in net loss is primarily due to a $272,000 reduction in interest and other income compared to third-quarter 2007. Net loss for the first and second quarters of 2008 was $1.4 million and $1.2 million, respectively.

•
Cash and cash equivalents and securities available-for-sale totaled $25.6 million, or $1.35 per share, on September 30, 2008. Cash and cash equivalents and securities available-for-sale were $31.7 million on December 31, 2007; $26.4 million on March 31, 2008; and $26.9 million on June 30, 2008. The decline since year-end 2007 occurred primarily during first-quarter 2008 to fund, in approximately equal amounts, operational needs and capital expenditures to expand mobile imaging services.

•	DIS asset utilization was 57 percent on 158 systems (nuclear and ultrasound), compared to 62 percent on 135 systems (nuclear and ultrasound) during third-quarter 2007.

Nine-Month Summary:

•
Total revenue rose to $58.4 million, compared to $55.1 million for nine-months 2007. DIS revenues were $42.0 million compared to $39.0 million for nine-months 2007, and product sales were $16.3 million, compared to $16.1 million for nine-months 2007.

•
Gross profit was $13.8 million, or 24 percent of revenue, compared to $16.0 million, or 29 percent, for nine-months 2007. The decline in gross margin was largely the result of costs related to initiatives to reduce turnover of mobile imaging services personnel and upgrading the Company’s fleet of mobile imaging systems.

•	Operating expenses were $17.9 million, or 31 percent of revenue, compared to $17.6 million, or 32 percent of revenue, for nine-months 2007.

•
Net loss was $3.4 million, or $(0.18) per share, compared to a net loss of $276,000, or $(0.01) per share, for nine-months 2007; the increase in net loss reflecting the decline in gross margin and lower interest income, compared to nine-months 2007.

Management Updates Guidance for Full-Year 2008
Management anticipates consolidated revenues in a range of $77.0 million to $78.5 million, consisting of DIS revenue of $55 million to $56.0 million and product-related revenue of $22.0 million to $22.5 million. Management expects a consolidated net loss in a range of $3.5 million to $4.5 million, including estimated stock-based compensation expense of $750,000.

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management’s outlook. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad
Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of equipment exceeds 550 systems; in addition, a mobile fleet of 158 nuclear and ultrasound imaging systems is being used in 22 states and the District of Columbia, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
Statements in this press release that are not a description of historical facts are forward looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Examples of such forward looking statements include statements regarding revenues, gross margins, operating expenses, net results, stock-based compensation, anticipated revenue in 2008 and revenue from the Company’s centers of influence, product division sales, and, in general, anticipated financial results for 2008. Actual performance and benefits results may differ materially from those set forth in this press release due to risks and uncertainties inherent in Digirad's business including, without limitation, changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300	Company Contact: Todd Clyde, CEO 858-726-1600 ir@digirad.com

[Financial tables next pages]

Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
DIS	$13,954	$13,500	$42,032	$39,020
Product	6,249	5,274	16,339	16,104

Total revenues	20,203	18,774	58,371	55,124

Cost of revenues:
DIS	11,235	10,166	33,534	28,771
Product	4,145	3,834	11,046	10,327

Total cost of revenues	15,380	14,000	44,580	39,098

Gross profit	4,823	4,774	13,791	16,026

Operating expenses:
Research and development	654	868	1,959	2,441
Sales and marketing	2,036	1,624	6,433	5,661
General and administrative	2,941	3,037	8,952	9,126
Amortization of intangible assets	173	217	542	326

Total operating expenses	5,804	5,746	17,886	17,554

Loss from operations	(981)	(972)	(4,095)	(1,528)

Interest and other, net	112	384	675	1,252

Net loss	$(869)	$(588)	$(3,420)	$(276)

Net loss per share - basic and diluted	$(0.05)	$(0.03)	$(0.18)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	18,964	18,829	18,943	18,821

Stock-based compensation expense is included in the above as follows:

Cost of DIS revenue	$12	$17	$44	$61
Cost of Product revenue	13	17	38	60
Research and development	11	18	37	62
Sales and marketing	30	2	85	67
General and administrative	151	145	426	574

-more-

Digirad Corporation
Condensed Consolidated Balance Sheets(1)
(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets

Cash and cash equivalents	$10,313	$14,922
Securities available-for-sale	12,938	16,740
Accounts receivable, net	9,970	8,536
Inventories, net	5,750	5,455
Other current assets	1,962	1,786

Total current assets	40,933	47,439

Property and equipment, net	16,628	16,235
Other intangible assets, net	2,088	2,631
Goodwill	2,650	2,650
Securities available-for-sale	2,319	--
Restricted cash	60	60

Total assets	$64,678	$69,015

Liabilities and stockholders' equity

Accounts payable	$2,616	$2,650
Accrued compensation	3,372	3,547
Accrued warranty	787	930
Other accrued liabilities	2,766	3,285
Deferred revenue	2,802	2,909
Current portion of long-term debt	102	213

Total current liabilities	12,445	13,534

Long-term debt, net of current portion	62	--
Deferred rent	164	234

Total stockholders' equity	52,007	55,247

Total liabilities and stockholders' equity	$64,678	$69,015

(1) The condensed consolidated balance sheet as of December 31, 2007, has been derived from the audited financial statements as of that date.

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